SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] Check the appropriate box:

[x]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14

                              Bandag, Incorporated
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:

BANDAG, INCORPORATED
Bandag Headquarters
2905 North Highway 61
Muscatine, Iowa 52761-5886
April 5, 1999

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 4, 1999

       To The Shareholders:

       The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Bandag, Incorporated Learning Center, 2000 Bandag Drive, Muscatine, Iowa, on May 4, 1999, commencing at ten o'clock a.m., Central Daylight Time, for the following purposes:

       (1)    To elect three directors for terms of three years.

       (2)    To  act  upon  a  proposal   to  approve  and  adopt  the  Bandag,
              Incorporated Stock Award Plan.

       (3) To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1999.

       (4) If properly presented at the Annual Meeting, to consider and act upon a shareholder proposal to request the Board to amend the Corporation's By-laws to provide that the Corporation's Board of Directors consist of a majority of independent directors.

       (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

       The Board of Directors has fixed March 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

       You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You may revoke your Proxy and vote in person should you attend the meeting.

                                     By Order of the Board of Directors

                                     /s/Warren W. Heidbreder
                                     WARREN W. HEIDBREDER, Secretary

BANDAG, INCORPORATED
Bandag Headquarters
2905 North Highway 61
Muscatine, Iowa 52761-5886
April 5, 1999

                           P R O X Y S T A T E M E N T

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the "Corporation") to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Tuesday, May 4, 1999, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its exercise.

       Shareholders of record at the close of business on March 12, 1999, will be entitled to vote at the meeting or any adjournment thereof. At the close of business on March 12, 1999, there were 9,085,551 outstanding $1.00 par value shares of Common Stock and 2,046,043 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

       The Corporation's Annual Report for the fiscal year ended December 31, 1998, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about April 5, 1999.

       The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 12, 1999:

--------------------------------------------- ----------------------- ---------------------- -----------------------
                                                                                                 Percentage of
                                                                                                   Aggregate
                                                                                                  Voting Power
                                                                           Percentage              of Common
                                                                         of Outstanding              Stock
                                                      Amount                Stock of              and Class B
          Directors, Nominees and                  Beneficially            Respective                Common
             Executive Officers                      Owned[1]               Class[1]                Stock**
--------------------------------------------- ----------------------- ---------------------- -----------------------
Lucille A. Carver
         Common Stock                               2,615,685                  29%
         Class A Common Stock                       3,730,431                  34%                    47%
         Class B Common Stock                       1,114,746                  54%
--------------------------------------------- ----------------------- ---------------------- -----------------------
Martin G. Carver [2] [3]
         Common Stock                                 132,125                  1%
         Class A Common Stock                         561,259                  5%                     17%
         Class B Common Stock                         502,622                  25%
--------------------------------------------- ----------------------- ---------------------- -----------------------
Roy J. Carver, Jr.
         Common Stock                                      -0-                 -0-
         Class A Common Stock                         179,000                  2%                     14%
         Class B Common Stock                         400,732                  20%
--------------------------------------------- ----------------------- ---------------------- -----------------------
Robert T. Blanchard
         Common Stock                                     200                   *
         Class A Common Stock                              -0-                 -0-                     *
         Class B Common Stock                              -0-                 -0
--------------------------------------------- ----------------------- ---------------------- -----------------------

--------------------------------------------- ----------------------- ---------------------- -----------------------
Gary E. Dewel
         Common Stock                                      -0-                 -0-
         Class A Common Stock                           1,200                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
James R. Everline
         Common Stock                                     100                   *
         Class A Common Stock                           1,950                   *                      *
         Class B Common Stock                             350                   *
--------------------------------------------- ----------------------- ---------------------- -----------------------
Phillip J. Hanrahan
         Common Stock                                      -0-                 -0-
         Class A Common Stock                             500                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
Edgar D. Jannotta
         Common Stock                                   7,000                   *
         Class A Common Stock                           7,000                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
R. Stephen Newman
         Common Stock                                   2,500                   *
         Class A Common Stock                           6,000                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
Nathaniel L. Derby II
         Common Stock                                   5,458                   *
         Class A Common Stock                          10,119                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
Sam Ferrise II
         Common Stock                                   2,291                   *
         Class A Common Stock                           2,572                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
Warren W. Heidbreder
         Common Stock                                   4,274                   *
         Class A Common Stock                           8,304                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
John C. McErlane
         Common Stock                                     962                   *
         Class A Common Stock                             827                   *                      *
         Class B Common Stock                              -0-                 -0-
--------------------------------------------- ----------------------- ---------------------- -----------------------
All Directors, Nominees and
    Executive Officers as a
    Group (14 Persons)
          Common Stock                              2,771,605                  31%                    78%
          Class A Common Stock                      4,510,073                  42%
          Class B Common Stock                      2,018,450                  99%
============================================= ======================= ====================== -----------------------

*      Shares owned constitute less than 1% of shares  outstanding and less than
       1% of votes entitled to be cast.
**     Shares of Class A Common Stock are non-voting.

[1] Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March 12, 1999 (9,085,551 shares), and does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

[2] Mr. Carver disclaims beneficial ownership of 45,567 shares of Common Stock, 9,525 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family.

[3] Includes 60,000 shares of Common Stock and 60,000 shares of Class A Common Stock which Mr. Carver has the right to acquire upon exercise of stock options within 60 days after March 12, 1999.

       Shareholders Owning More Than Five Percent. The following table provides information concerning persons known by the Corporation to beneficially own more than five percent of any class of the Corporation's voting securities as of March 12, 1999, other than the ownership of Lucille A. Carver, Martin G. Carver and Roy J. Carver, Jr., which is contained in the previous table:

------------------------------------------------- -------------------- --------------------- -----------------------
                                                                            Percentage
                                                                                Of
                                                        Amount             Outstanding           Percentage of
                                                     Beneficially             Common               Aggregate
                Name and Address                         Owned                Stock               Voting Power
------------------------------------------------- -------------------- --------------------- -----------------------
Capital Guardian Trust Company(1)
Capital International, Inc.
Capital International S.A.
333 South Hope Street
Los Angeles, CA  90071                                1,119,5001)             12.3%                   3.8%
------------------------------------------------- -------------------- --------------------- -----------------------

(1)    Shares shown as  beneficially  owned is based on a jointly filed Schedule
       13G filed with the Securities and Exchange Commission for the period ended December 31, 1998 by Capital Guardian Trust Company, Capital
       International,  Inc. and Capital International S.A., affiliated entities.
       Of the shares shown, such parties have sole voting power over 985,500 of such shares, and share voting power over none of such shares and have sole power to dispose or direct the disposition of all such shares. Such parties disclaimed membership in a group for all purposes other than the joint Schedule 13G filing.

                      Proposal No.1 -ELECTION OF DIRECTORS

       The Articles of Incorporation require election of directors to staggered terms of three years, providing that three of the directors are elected each year. Three nominees this year are to be elected for three-year terms.

       Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy votes against, or abstains from voting for, any nominee. If, as a result of unforeseen circumstances, any such nominee shall be unable to serve as director, proxies will be voted for the election of such person or persons as the Board may select. Information about the nominees is set forth below:

                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

       LUCILLE A. CARVER, age 81, has for more than five years served as Treasurer of the Corporation. She is a member of the Contributions Committee and the Nominating Committee. Mrs. Carver has been a Director since 1957.

       MARTIN G. CARVER, age 50, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee, Management Continuity and Compensation Committee, Nominating Committee, the Strategic Planning Committee and the Special Committee on Executive Compensation. Mr. Carver has been a Director since 1978.

       EDGAR D. JANNOTTA, age 67. On January 2, 1997, William Blair & Company converted from a partnership to a limited liability company, at which time Mr. Jannotta became Senior Director of William Blair & Company, L.L.C. From January 1, 1995 to January 2, 1997 Mr. Jannotta was Senior Director of William Blair & Company, after having served as Managing Partner for more than five years. He holds directorships in AAR Corp., Aon Corporation, Molex Incorporated, Oil-Dri Corporation of America, and Unicom Corporation. William Blair & Company, L.L.C. provided investment banking services to the Corporation in 1998 and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. He is a member of the Audit Committee, Management Continuity and Compensation Committee and the Nominating Committee. Mr. Jannotta has been a Director since 1973.

                         DIRECTORS CONTINUING IN OFFICE

       ROBERT T. BLANCHARD, age 54, since January 1, 1999 has been President-Global Skin Care and Cosmetics, The Procter & Gamble Company, a consumer products company. Mr. Blanchard joined The Procter & Gamble Company in 1967 and has held numerous positions with The Procter & Gamble Company, including President, North American Beauty Care Sector, Vice President/General Manager--Northern European Division, Vice President/General Manager--Beverages Division, and Group Vice President, Global Strategic Planning--Health and Beauty Care. Mr. Blanchard is a member of the Audit Committee, Management Continuity and Compensation Committee, Stock Option Committee and Strategic Planning Committee. Mr. Blanchard has been a Director since May 1996. His term expires in 2000.

       GARY E. DEWEL, age 56, since August 1997 has been Vice President, Supply Chain for Solutia Inc., St. Louis, Missouri, a spinoff of the chemical businesses of Monsanto Company. Prior to joining Solutia Inc., Mr. Dewel was Vice President, Supply Chain of Monsanto Company (1994-August 1997) and held several Vice President positions with Navistar International Corporation (1979-1993). Mr. Dewel is a member of the Audit Committee, Stock Option

Committee, Strategic Planning Committee and the Special Committee on Executive Compensation. Mr. Dewel has been a Director since August 1997. His term expires in 2000.

       R.  STEPHEN  NEWMAN,  age 55, on January  11,  1999 was  appointed  Chief
Executive Officer and President of PRIMEDIA Information, Inc., a group of information operating companies within PRIMEDIA Inc. Mr. Newman continues as Chief Executive Officer of Bacon's Information, Inc., where he served as Chief Executive Officer and President from 1994 to 1999 and President and Chief
Operating  Officer  from  1990 to 1994.  Mr.  Newman  is a member  of the  Audit
Committee, Management Continuity and Compensation Committee, Stock Option Committee, Strategic Planning Committee and the Special Committee on Executive Compensation. Mr. Newman has been a Director since 1983. His term expires in 2000.

       ROY J. CARVER, JR., age 55, is Chairman of the Board of Directors and Chief Executive Officer of Carver Pump Company, Muscatine, Iowa. During 1989, Mr. Carver acquired a chain of hardware stores and is President of the Muscatine, Iowa based company, Carver Hardware Real Estate, Inc. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa and Clinton, Iowa and President of Carver Hotel Enterprises, Inc., a Muscatine, Iowa based hotel and restaurant operation. Mr. Carver holds directorships in Catalyst, Inc., Iowa First Bancshares Corp. and Met-Coil Systems Corporation. He is a member of the Contributions Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1982. His term expires in 2001.

       JAMES R. EVERLINE, age 57, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division, of Henry & Company (1990-December 1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline's employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee, Nominating Committee and Stock Option Committee. Mr. Everline has been a Director since 1982. His term expires in 2001.

       PHILLIP J. HANRAHAN, age 60, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner. In 1998, the Corporation paid fees for legal services to Foley & Lardner, and the Corporation anticipates that similar services may be provided by Foley & Lardner in the current fiscal year. Mr. Hanrahan's fees as a Director are paid to Foley & Lardner, which credits the sums to the Corporation's legal services account. Mr. Hanrahan is a member of the Executive Committee and Management Continuity and Compensation Committee. Mr. Hanrahan has been a Director since August 1997. His term expires in 2001.

       Directors are elected by a majority of the votes cast (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

                 The Board of Directors met five times in 1998.

       The Audit Committee met three times in 1998; its functions are to review major accounting decisions with management and the independent auditors, to confer with such auditors with respect to the scope and results of the annual audit, to review the annual audit and evaluate the auditors' performance, to recommend to the Board of Directors annually the selection of independent auditors for the ensuing year, to recommend the scope and format of financial information to be submitted to the Board of Directors, to review the scope of financial information included in the Annual Report to Shareholders, to review the program of internal audit for the year, to review the financial data included in all required governmental reports, and to review the audits of all pension, profit sharing and other trust funds held for the benefit of employees of the Corporation. The Committee also reviews various insurance coverages of the Corporation and the Corporation's compliance with the Foreign Corrupt Practices Act.

       The Management Continuity and Compensation Committee met four times in 1998; its functions are to review, evaluate and determine executive level compensation and to recommend to the Board of Directors the election of corporate officers.

       The Nominating Committee met two times in 1998; its duties relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation. The Nominating Committee will consider recommended nominations for the position of director which are submitted in writing by the shareholders and addressed to the Committee in care of the Corporation at Muscatine, Iowa.

       The Stock Option Committee met three times in 1998; its function is to select key employees and to award options and restricted stock grants to those key employees whose judgment, initiative and efforts contribute materially to the successful performance of the Corporation.

       The Strategic Planning Committee met two times in 1998; its function is to participate in the creation of the Corporation's business objectives, strategies and action plans; and to review their perspectives on them with the full Board. This participation is purely advisory and the Committee has no formal approval role.

       The Special Committee on Executive Compensation met three times in 1998; its function is to investigate various incentive compensation approaches for key members of management and to make recommendations and proposals to the Board of Directors.

                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Information

The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers as of December 31, 1998 whose total cash compensation exceeded $100,000 in fiscal 1998. The persons named in the table are sometimes referred to herein as the "named executive officers."


                           Summary Compensation Table

============================ ======= ============ ========= ============== ================= ==================
                                                                              Long Term
                                                                             Compensation
                                                            Other Annual      Restricted
                                                            Compensation        Stock           All Other
Name and Principal Position   Year     Salary      Bonus         [1]         Award(s)[2]     Compensation [3]
---------------------------- ------- ------------ --------- -------------- ----------------- -----------------

Martin G. Carver              1998    $ 497,233      $0       $ 78,152         $ 93,928           $13,890
  Chairman of the Board,      1997      345,942       0        124,947          152,171            13,722
  Chief Executive Officer     1996      332,424       0        124,707          151,876            13,181
  and President
---------------------------- ------- ------------ --------- -------------- ----------------- -----------------

Sam Ferrise II                1998    $ 346,154      $0        $ 42,064         $51,697           $13,890
  Executive Vice President,   1997      283,140       0          33,663          40,514            13,722
  Chief Operating Officer     1996      219,126       0          35,213          40,312            11,637
---------------------------- ------- ------------ --------- -------------- ----------------- -----------------

Warren W. Heidbreder          1998    $ 329,654      $0       $ 26,947          $31,310           $13,890
  Vice President,             1997      248,406       0         35,406           40,514            13,128
  Chief                       1996      208,400       0         30,722           40,312            11,101
  Financial Officer and
  Secretary
---------------------------- ------- ------------ --------- -------------- ----------------- -----------------

Nathaniel L. Derby II         1998    $ 316,385      $0        $ 23,789         $26,213           $13,890
  Vice President,             1997      242,508       0          36,424          40,514            12,833
  Manufacturing               1996      215,538       0          34,979          40,312            11,458
  Design
---------------------------- ------- ------------ --------- -------------- ----------------- -----------------

John C. McErlane              1998    $ 312,372      $0        $ 24,080         $ 28,761          $13,890
  Vice President,             1997      184,803       0           9,017           11,858            9,948
Marketing                     1996      116,943       0           4,139            6,562            6,528
   and Sales
============================ ======= ============ ========= ============== ================= ==================

[1] Amounts shown represent the tax reimbursement or "gross up" with respect to restricted stock awards and certain other fringe benefits.

[2] At December 31, 1998 the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows: Martin G. Carver, 10,420 shares Common Stock, value $416,149, and 6,560 shares Class A Common Stock, value $228,780; Sam Ferrise II,
       1,720 shares Common Stock, value $68,693, and 1,720 shares Class A Common
       Stock, value $59,985; Warren W. Heidbreder, 1,860 shares Common Stock, value $74,284, and 1,500 shares Class A Common Stock, value $52,313;
       Nathaniel L. Derby II, 1,750 shares  Common  Stock,  value  $69,891,  and
       1,410 shares Class A Common Stock,  value $49,174;  and John C. McErlane,
       585 shares Common  Stock,  value  $23,363,  and 585 shares Class A Common
       Stock, value $20,402. Dividends are paid on the shares of restricted stock prior to vesting.

[3] Of the amounts shown in this column for 1998 for each of the named executive officers, $13,250 is the Corporation's contribution under its Salaried Profit Sharing, Retirement and Savings Plan for each of such individuals (of which, because of limitations under the Internal Revenue
       Code of 1986, as amended, $8,000 was paid into such Plan and the balance to be paid by the Corporation outside such Plan) and $640 is the Corporation's contribution to its Bandag Security Program, a combination defined benefit and defined contribution plan.

Stock Options

       The following table sets forth information regarding the exercise of stock options and the fiscal year-end value of unexercised options held by the named executive officers:


                       Aggregate Option Exercises in Last
                  Fiscal Year and Fiscal Year-End Option Values

                                                                                  Value of
                                                        Number of                Unexercised
                                                       Unexercised              In-the-Money
                                                        Options at                 Options
                                                     Fiscal Year-End        at Fiscal Year-End[2]
                                                     ---------------        ---------------------
                       Shares
         Name       on Exercise     Realized           Exercisable               Exercisable
         ----       -----------     --------           -----------               -----------
Martin G. Carver       40,000       $515,000            120,000[1]               $1,713,750

[1]    Comprised of 60,000  shares of Common Stock and 60,000  shares of Class A
       Common Stock. The options were granted in 1987 at an exercise price equal to the closing price of the Corporation's Common Stock on the New York
       Stock Exchange on the date of grant.

[2] The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and Class A Common
       Stock, respectively, at fiscal year-end and the exercise price of the options.


       Pension Plan Benefits. The following table sets forth annual normal retirement age pension benefits under the Bandag Salaried Pension Plan at the specified remuneration and years-of-service classifications. The table assumes retirement in 1998. To the extent benefits are not paid under the Salaried Pension Plan due to limitations under the Internal Revenue Code of 1986, as amended, they are paid by the Corporation.

                               PENSION PLAN TABLE
                       Annual Pension Per Years of Service
                       -----------------------------------
     Highest 5-Year
     Average Annual
      Compensation         5-Years     10-Years      15-Years      20-Years       25-Years     30-Years     35-Years
      ------------         -------     --------      --------      --------       --------     --------     --------

        $ 50,000            $ 3,031     $ 6,063       $ 9,094       $11,700        $14,200      $16,450       $ 17,700

        $100,000            $ 7,094     $14,188       $21,281       $26,700        $31,700      $36,200       $ 38,700

        $200,000            $15,219     $30,438       $45,656       $56,700        $66,700      $75,700       $ 80,700

        $250,000            $19,281     $38,563       $57,844       $71,700        $84,200      $95,450       $101,700

        $300,000            $19,931     $39,863       $59,794       $74,100        $87,000      $98,610       $105,060

        $350,000            $19,931     $39,863       $59,794       $74,100        $87,000      $98,610       $105,060

        $400,000            $19,931     $39,863       $59,794       $74,100        $87,000      $98,610       $105,060

        $450,000            $19,931     $39,863       $59,794       $74,100        $87,000      $98,610       $105,060

        $500,000            $19,931     $39,863       $59,974       $74,100        $87,000      $98,610       $105,060

       Pension amounts are based upon an employee's base salary and credited years of service. The base salaries for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table under "Salary." As of March 12, 1999, Messrs. Carver, Ferrise, Heidbreder, Derby and McErlane had completed approximately 20, 18, 17, 28 and 14 years of credited service under the Corporation's pension plan, respectively. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security Benefits.

       In addition, each named executive officer also has a "Bandag Security Program" benefit under the Bandag Salaried Pension Plan. The annual defined benefit payable at age 62 for each of the named executive officers is fixed and is as follows: Martin G. Carver, $700; Sam Ferrise II, $611; Warren W. Heidbreder, $542; Nathaniel L. Derby II, $1,108; and John C. McErlane, $404.

Report of Management Continuity and Compensation Committee on Executive Compensation

       The seven-member Management Continuity and Compensation Committee of the Board of Directors (the "Compensation Committee") makes all decisions regarding compensation of the Corporation's executive officers, except for the awarding of stock options and restricted stock, which is done by the Stock Option Committee. Set forth below is a report submitted by the Compensation Committee addressing the Corporation's compensation policies for 1998 applicable to the Corporation's executive officers, including the executive officers named in the Summary Compensation Table.

1998 Compensation

       The Corporation implemented the Midpoint Compensation System (the "System") in 1992. Salary survey information was used to ensure that the salaries were fair and competitive with those of other companies similar in size to the Corporation.

       Under the System, an executive officer, including the Chief Executive Officer, received an annual salary determined by the Compensation Committee, restricted stock awards determined by the Stock Option Committee, tax "gross up" payments related to such awards, and Corporation contributions to the Corporation's Salaried Profit Sharing, Retirement and Savings Plan as determined by the Compensation Committee.

       Under the System, a "midpoint" for each executive officer, including the Chief Executive Officer, is established through the use of executive compensation salary surveys, financial performance of the Corporation, national trends in compensation, and the Corporation's competitive need to retain and to recruit the very best and most capable people. Salary survey information of manufacturing companies with revenues from $500 million to $1 billion was used to assist in fixing 1998 compensation. In reviewing the Corporation's financial performance, the Compensation Committee considered the Corporation's revenues, net income and net income per share in light of the competitive and economic conditions during the fiscal year. In addition, the Compensation Committee considered the Corporation's financial performance resulting from investment in marketing programs, research and development, plant, machinery and equipment and in personnel and related programs.

       For each executive officer position, the "midpoint" represented the 75th percentile of competitive market salaries from executive compensation surveys, as adjusted by the Compensation Committee based on an evaluation of the importance of the particular executive position to the Corporation. The "midpoints" were adjusted by the Compensation Committee based on a review of the factors outlined in the immediately preceding paragraph.

       The "midpoints" were used to calculate the annual increase for each executive officer by multiplying the "midpoint" (not the current base salary) by a percentage established by the Compensation Committee. The resulting amount was then added to the current base salary. Multiplying the "midpoint" for a given position by the annual percentage increases base salaries which are currently below the "midpoint" by a greater amount than if the base salaries were multiplied by the annual percentage. Likewise, base salaries which are currently in excess of the "midpoint" for a given position will receive a smaller increase than would be the case if the actual base salaries were multiplied by the annual percentage.

       In determining the percentage increase for base salary, the Compensation Committee considered a variety of factors, including inflation rate, the Corporation's financial performance, and trends in salaried employee compensation increases, as disclosed by published salary budget forecasts.

       Due to changes in organizational structure and a review of and changes to the "midpoints", base salary increases were awarded to Martin G. Carver, Chief Executive Officer; Sam Ferrise II, Chief Operating Officer; Warren W.
Heidbreder, Chief Financial Officer; Nathaniel L. Derby II, Vice President, Manufacturing Design and John C. McErlane, Vice President, Marketing & Sales (the "Executive Leadership Team") effective February 16, 1998, to bring their salaries more in line with the competitive market. The Compensation Committee concluded that the salary of the Chief Executive Officer, in particular, was significantly lower than competitive salaries as indicated by executive compensation survey information. This was in a large part due to the reluctance of the Chief Executive Officer to take full salary increases under the "System" in previous years.

       Although the Compensation Committee considers the Corporation's financial performance in determining the total compensation for executive officers, including the Chief Executive Officer, there is no specific formula or target performance against which executive compensation is to be compared or judged. Rather, the Corporation's performance is part of the total mix of information which the Compensation Committee considers in making its decisions on executive compensation.

       Because the Corporation's performance was significantly less than expected in 1998 and because of the Corporation's desire to decrease expenses in 1999, the percentage increase (for all U.S. salaried employees, except for the
Executive Leadership Team) was set at 3.0% rather than 4.0%, the estimated industry average. This increase was effective January 1, 1999 and did not affect 1998 compensation. The Executive Leadership Team recommended and the Compensation Committee agreed not to increase the base salaries for the members of the Executive Leadership Team for 1999.

                        Bandag, Incorporated Management
                     Continuity and Compensation Committee

                   Robert T. Blanchard       Phillip J. Hanrahan
                   Roy J. Carver, Jr.        Edgar D. Jannotta
                   Martin G. Carver          R. Stephen Newman, Chairman
                   James R. Everline

Special Committee on Executive Compensation.

       In August 1998, the Board of Directors established a Special Committee on Executive Compensation, with membership consisting of Martin G. Carver, Chief Executive Officer; R. Stephen Newman, non-employee Director; Gary E. Dewel, non-employee Director; and Warren W. Heidbreder, Chief Financial Officer (the "Executive Compensation Committee"). The duties of this committee were to investigate various incentive compensation approaches for key members of management and to make recommendations and proposals to the Board of Directors.

       The   Corporation's   current   executive   compensation  plan  allocates
compensation between two pay components: Base salary, and long term restricted stock with seven-year vesting.

       In  researching   opportunities  for  improvement  in  the  Corporation's
executive   compensation   program,   the   Executive   Compensation   Committee
recommended, and the Board of Directors approved, that the Corporation:

* Focus on the Executive Leadership Team for executive compensation plan changes in 1999.
* Allocate compensation for the Executive Leadership Team between the following three (rather than two) pay components, thereby increasing the amount of pay at risk for these executives:
-      Base salary
- Annual or short-term award based on achievement of an established "earnings-per-share" target, paid out in restricted stock in the year 2000 with a three-year vesting. (The earnings-per-share measurement is expected to be in use only for 1999. The Corporation anticipates finalizing plans for an alternative performance measurement to be used for 2000.)
- Long-term award, consisting of periodic grants of non-qualified stock options with a ten-year exercise period and five-year step vesting.
* Develop an implementation plan to shift from current pay practices to the target program.
* Develop a plan to transition other executives into a similar compensation plan in 2000.
* Request approval from shareholders of a reserve of 900,000 shares of Class A Common Stock for a "Stock Award Plan".

       The Executive Compensation Committee and the Compensation Committee agreed that the plan recommendations outlined above should serve the long-term interests of shareholders by achieving the following objectives:

* Increases the alignment of executive compensation and rewards with the interests of the Corporation's shareholders;

* Provides a closer linkage between executive compensation earned and the short-and-long-term performance of the Corporation; and

* Provides the opportunity to better position executive compensation with competitive market levels as the Corporation's performance dictates.

Report of Stock Option Committee on Executive Compensation

       The Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which is composed of four non-employee directors, makes all decisions regarding the granting of stock options and the granting of restricted stock awards. No grants of stock options were made in 1998.

       The purpose of the Corporation's Restricted Stock Grant Plan is to provide long-term incentive compensation which will attract and retain superior executive personnel. Under the Plan, the Stock Option Committee awards stock to key executives each year. The shares are held by a custodian until seven years have elapsed, when they are then transferred to the executive. If an executive who has not attained age 60 leaves the Corporation before the end of the seven-year restriction period, the shares are forfeited, except in the case of death or disability. An executive who has attained age 60 and who leaves the Corporation prior to the end of the seven-year retention period does not forfeit the shares.

       During 1998, restricted stock was granted based on a percentage of the "midpoint" established for each executive position, including the Chief Executive Officer. The percentages were established taking into consideration total compensation, as well as each executive's level of responsibility, including that of the Chief Executive Officer.

       The number of restricted shares granted was computed by multiplying the "midpoint" for an executive officer by the percentage established by the Stock Option Committee, and then dividing such amount by the per share market value of the Corporation's Common Stock and Class A Common Stock on the date of grant. In determining the awards for all executives, the Stock Option Committee considered the Corporation's performance in the same manner as the Compensation Committee did in determining other components of executive compensation for 1998 (see "Report of Management Continuity and Compensation Committee on Executive Compensation").

       The restricted stock awards for the Corporation's executive officers were calculated in the manner described in the preceding paragraph, except for the Executive Leadership Team. Again, because the Corporation's performance was significantly less than expected in 1998 and because of the Corporation's desire to decrease expenses in 1999, the restricted stock awards for the Executive Leadership Team, including the award for the Chief Executive Officer, were reduced by 50% from the number of restricted shares which would have normally been granted.

                              Bandag, Incorporated
                             Stock Option Committee

                           Robert T. Blanchard       James R. Everline
                           Gary E. Dewel             R. Stephen Newman, Chairman

Compensation Committee Interlocks and Insider Participation

       The Management Continuity and Compensation Committee (the "Compensation Committee") consists of Messrs. Robert T. Blanchard, Martin G. Carver, Roy J.
Carver, Jr., James R. Everline, Phillip J. Hanrahan, Edgar D. Jannotta and R. Stephen Newman. The Stock Option Committee consists of Messrs. Robert T. Blanchard, Gary E. Dewel, James R. Everline and R. Stephen Newman. Mr. Martin G. Carver is Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Roy J. Carver owns Carver Aero, Inc., which sold $151,875 of aviation fuel and charter services to the Corporation in 1998 (see "Transactions with Management/Principal Shareholders" herein). Mr. Hanrahan is a partner of the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Corporation for several years. Mr. Jannotta is Senior Director of William Blair & Company, L.L.C., which provided investment banking services to the Corporation in 1998.

       Remuneration of Directors. Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are compensated in accordance with the following schedule:

       Annual Fees - Chairman of Committee - $37,500. Other Directors - $35,500.

       Board Meeting Attendance - $1,250 per meeting.

       Committee  Meeting  Attendance  - Chairman - $1,500  per  meeting.  Other
         Directors - $1,250 per meeting.

       Transactions with Management/Principal Shareholders. Roy J. Carver, Jr., son of Lucille A. Carver and brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa, and Clinton, Iowa. During 1998, it sold $151,875 of aviation fuel and charter services to the Corporation at competitive prices based on volume purchased and services utilized.

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

       Set forth on the following page is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock and Class A Common Stock with the cumulative total return of the Standard & Poor's 500 Stock (Index) and the Dow Jones & Co., Inc. Automobile Parts & Equipment-All (Index).

                              Bandag, Incorporated

                             Stock Performance Chart

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                Among Bandag, Incorporated, S&P 500 Stock (Index)
          and the Dow Jones & Co., Inc. Automobile Parts & Equipment -
                                   All (Index)

                               [GRAPHIC OMITTED]


--------------------------------------------------------------------------------------------------------------------
                                                                     December 31
--------------------------------------------------------------------------------------------------------------------
                                       1993          1994         1995         1996         1997          1998
--------------------------------------------------------------------------------------------------------------------
Bandag, Incorporated                   $100          $108         $103         $ 91         $100          $ 76
--------------------------------------------------------------------------------------------------------------------
S&P 500 Stock (Index)                  $100          $101         $139         $171         $229          $294
--------------------------------------------------------------------------------------------------------------------
Automobile Parts & Equipment-All
(Index)                                $100          $ 85         $106         $120         $153          $144
--------------------------------------------------------------------------------------------------------------------
Assumes $100 Invested on December 31, 1993 in Bandag,
Incorporated Common Stock and Class A Common Stock, the S&P
500 Stock (Index) and the Dow Jones & Co., Inc. Automobile
Parts & Equipment-All (Index)

   Proposal No. 2-APPROVE AND ADOPT THE BANDAG, INCORPORATED STOCK AWARD PLAN

       The success of Bandag, Incorporated ("Bandag") depends, in large measure, on its ability to promote the teamwork of its employees and reward them for outstanding performance. The Board of Directors (the "Board") also believes there is a need to align shareholder and employee interests by encouraging employee stock ownership.

       In order to accomplish these objectives, the Board has adopted, subject to approval by the shareholders, the Bandag, Incorporated Stock Award Plan (the "Plan").

Summary Description of the Plan

       The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached as Appendix A to this Proxy Statement. If adopted by the shareholders, the Plan will be effective as of February 8, 1999.

       Administration. The Plan will be administered by the Board or by any committee appointed by the Board to administer the Plan (the "Committee"). The Board has appointed the Stock Option Committee as the Committee to administer the Plan. To the extent that the Board has delegated to the Committee authority and responsibility under the Plan, all applicable references to the Board in this disclosure shall be to the Committee.

       Eligibility. All employees of Bandag and its subsidiaries and directors of Bandag who are not employees of Bandag or its subsidiaries are eligible to participate in the Plan.

       Approximately 4,800 employees of Bandag and its subsidiaries and 8 nonemployee directors of Bandag will currently be eligible to participate; however, because the Plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.

       Stock Available for Issuance Through the Plan. The Plan provides for three forms of stock-based compensation, as further described below. Up to 900,000 shares of Bandag's Class A Common Stock will be authorized for issuance under the Plan. On March 19, 1999, the closing price for a share of Bandag's Class A Common Stock, as reported on the New York Stock Exchange composite tape, was $25.625.

       Description of Awards Under the Plan. The Board may award to eligible employees and directors incentive stock options, nonqualified stock options, and restricted stock.

       Stock Options. The Board will have discretion to award incentive stock options ("ISOs"), which are intended to comply with Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"), which are not intended to comply with Section 422 of the Internal Revenue Code. Each option issued under the Plan must be exercised within a period of ten years from the date of grant, and the exercise price of an option may not be less than the fair market value of the underlying shares of Class A Common Stock on the date of grant. Subject to the specific terms of the Plan, the Board will have discretion to set such additional limitations on option grants as it deems appropriate.

       Options granted to participants under the Plan will expire at such times as the Board determines at the time of the grant; provided, however, that no option will be exercisable later than ten years from the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant's employment with Bandag. The termination provisions will be determined within the discretion of the

Board, may not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment.

       Upon the exercise of an option granted under the Plan, the option price is payable in full to Bandag, either: (a) in cash or its equivalent, or (b) if permitted in the award agreement, by tendering shares of Bandag's Class A Common Stock and/or Common Stock having a fair market value at the time of exercise equal to the total option price (provided such shares have been held for at least six months prior to their tender), or (c) if permitted in the award agreement, a combination of (a) and (b). In addition, if permitted by the Board, the option price may also be payable through a cashless exercise of shares through a participant's broker.

       Restricted Stock. The Board will also be authorized to award shares of restricted Class A Common Stock under the Plan upon such terms and conditions as it may establish. The participants may be required to pay a stipulated purchase price for each share of restricted stock granted. The award agreement will specify the period(s) of restriction, the number of shares of restricted Class A Common Stock granted, any restrictions based upon achievement of specific performance objectives and/or restrictions under applicable federal or state securities laws. The Board may also establish performance standards as criteria for the issuance of restricted stock. To the extent applicable, the recipients may have the right to vote these shares from the date of grant. However, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Board in its sole discretion. Participants may be entitled to receive dividends on their shares of restricted stock and the Board, in its discretion, will determine how such dividends on restricted shares are to be paid. Participants may also receive payments to compensate them for tax liabilities arising from their restricted stock awards and the Board, in its discretion, will determine how such payments are to be determined and under what conditions they will be made.

       Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested restricted stock following termination of the participant's employment with Bandag. These provisions will be determined in the sole discretion of the Board, need not be uniform among all shares of restricted stock issued pursuant to the Plan and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations connected with a change in control and terminations by reason of death or disability, the vesting of restricted stock which qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code and which are held by "covered employees" under Section 162(m) shall occur at the time it otherwise would have, but for the employment termination.

       Performance Measures. The Board may grant awards under the Plan to eligible employees subject to the attainment of certain specified performance measures. The performance measures are earnings per share, net income (before or after taxes), return measures (including, but not limited to, return on assets, equity, or sales), cash flow return on investments which equals net cash flows divided by owners equity, earnings before or after taxes, gross revenues, share price (including, but not limited to, growth measures and total shareholder return), and economic profit (generally defined as, but not limited to, after-tax operating profit less the cost of capital). The number of performance-based awards granted to any participant in any year will be determined by the Board in its sole discretion. Following the end of a performance period, the Board shall determine the value of the performance-based awards granted for the period based on the attainment of the preestablished objective performance goals. The Board shall have discretion to increase or decrease the award depending upon the attainment of the preestablished performance goals, except that the Board shall only have discretion to reduce (but not to increase) the value of a performance-based award designed to satisfy the standards for deductibility under Section 162(m) of the Internal Revenue Code.

       15 Adjustment and Amendments. The Plan provides for appropriate adjustments in the number of shares of Class A Common Stock subject to awards and available for future awards in the event of changes in outstanding common stock by reason of a merger, stock split, or certain other changes in corporate capitalization. If shares of Class A Common Stock covered by an award are forfeited, or if any award otherwise terminates, expires or is cancelled, then the number of shares covered by any such awards shall again be available for issuance under the Plan. In case of a change of control of Bandag, outstanding options granted under the Plan will become immediately exercisable and will remain exercisable throughout their entire term and restriction periods and restrictions imposed on shares of restricted stock shall immediately lapse.

       The Plan may be modified or amended by the Board at any time and for any purpose which the Board deems appropriate subject to the terms of the Plan. However, no such amendment shall adversely affect any outstanding awards without the participant's written consent.

       Nontransferability. No options granted pursuant to, and no right to payment under, the Plan shall be assignable or transferable by a Plan participant except by will or by the laws of descent and distribution or except as otherwise provided in the Plan or a participant's award agreement, and any option or similar right shall be exercisable during a participant's lifetime by only the participant or by the participant's guardian or legal representative except as otherwise provided in the participant's award agreement.

       Deferrals. The Board may permit or require a participant to defer such participant's receipt of the delivery of shares that would otherwise be due to such participant by virtue of the exercise of an option or the lapse or waiver of restrictions with respect to restricted stock. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

       Duration of the Plan. The Plan will remain in effect until all options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the Plan.

Federal Income Tax Consequences

       Options. With respect to options which qualify as ISOs, a Plan participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of option exercise, or (2) the amount realized on disposition, exceeds the option price; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. Bandag will be entitled to a deduction for federal income tax purposes to the extent of the ordinary income recognized. If the shares are sold after expiration of the holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option price.

       With respect to NQSOs, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares and Bandag will be entitled to a deduction for federal income tax purposes to the extent of the ordinary income recognized. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

       Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and Bandag will be entitled to a corresponding deduction for federal income tax purposes. Dividends paid to the participant on the restricted stock during the restriction period will generally be ordinary income to the participant and deductible as such by Bandag.

       However, to the extent that the participant files an election pursuant to and in accordance with Section 83(b) of the Internal Revenue Code, the participant will realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the date of grant, and Bandag will be entitled to a corresponding deduction for federal income tax purposes.

       Section 162(m). Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executives in excess of $1 million for any taxable year is not deductible unless an exemption from such rules exists. Compensation paid by Bandag in excess of $1 million for any taxable year to "covered employees" will generally be deductible by Bandag or its affiliates for federal income tax purposes if it is based on the performance of Bandag, is paid pursuant to a plan approved by shareholders of Bandag, and meets certain other requirements. Generally, "covered employee" under Section 162(m) means the Chief Executive Officer and the four other highest paid executive officers of Bandag as of the last day of the taxable year.

       It is  presently  anticipated  that the  Board  will  take the  effect of
Section 162(m) into consideration when delegating authority under this Plan to the Committee and structuring Plan awards.

New Plan Benefits

       Stock Options. On February 8, 1999, the Stock Option Committee granted options to members of the Executive Leadership Team to purchase a total of 60,200 shares of Class A Common Stock under the Plan. Such options may not be exercised without approval of the Plan by the Corporation's shareholders. The following table lists the options granted under the Plan, as well as certain other information relating to those grants.


                                   Shares         Percentage of
                                 Underlying       Total Options          Exercise                          Grant Date
                                  Options           Granted to          Price (per      Expiration          Present
    Name and Position            Granted(1)       all Employees         share)(2)        Date(3)            Value(4)
                               ---------------    ---------------      -------------    -----------     -----------------
Martin G. Carver                   24,100             40.0%            $33.875          2/7/09                $240,036
Chairman of the Board,
  Chief Executive Officer
  and President
Sam Ferrise II                     14,100             23.4%            $33.875          2/7/09                $140,436
Executive Vice
  President, Chief
  Operating Officer
Warren W. Heidbreder                9,000             15.0%            $33.875          2/7/09                 $89,640
Vice President, Chief
  Financial Officer and
  Secretary
Nathaniel L. Derby II               6,000             10.0%            $33.875          2/7/09                 $59,760
Vice President,
  Manufacturing Design
John C. McErlane                    7,000             11.6%            $33.875          2/7/09                 $69,720
Vice President,
  Marketing and Sales

All  Optionees  (Executive         60,200              100%            $33.875          2/7/09                $599,592
Officers)
---------------
(1)    These options are  nonqualified  stock options under the Internal Revenue
       Code.

(2) An option holder can pay the exercise price of options in cash, by delivering previously issued shares of the Corporation's Class A Common
       Stock and/or Common Stock, or a combination of both.

(3)    Options are exercisable at the rate of 20% per year,  beginning  February
       8, 2000.

(4) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the Class A Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, the stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury security rate of 4.9%; (b) stock price volatility of 20.67% (based on six-month stock price history ending
       February 8, 1999); and (c) a dividend yield of 2.15% (based on the weighted average dividend yield of the Class A Common Stock for the three years ended February 8, 1999).

       Restricted Stock. On February 8, 1999 the Stock Option Committee made contingent awards of restricted stock to the five members of the Executive
Leadership Team. The awards are for variable dollar values of shares of restricted stock (valued as of the date of the actual granting of the restricted stock which is planned for the month of February 2000) contingent upon the Corporation achieving certain earnings per share (EPS) goals for 1999. All such contingent awards are subject to shareholder approval of the Plan. Information concerning the contingent awards is as follows:


                       EPS Performance Goals(1) and Awards
                                                                                                         EPS of
Name and Position                 EPS Below $2.57         EPS of $2.57           EPS of $2.72       $3.00 and above
-----------------                 ---------------         ------------           ------------       ---------------

Martin G. Carver                         0                  $120,000               $240,000             $420,000
     Chairman of the Board,
     Chief Executive Officer
     and President
Sam Ferrise II                           0                   $70,000               $140,000             $245,000
     Executive Vice
     President, Chief
     Operating Officer
Warren W. Heidbreder                     0                   $45,000               $90,000              $157,500
     Vice President, Chief
     Financial Officer and
     Secretary
Nathaniel L. Derby II                    0                   $30,000               $60,000              $105,000
     Vice President,
     Manufacturing Design
John C. McErlane                         0                   $35,000               $70,000              $122,500
     Vice President,
     Marketing and Sales
---------------
(1)   If EPS falls between the various EPS goals, arithmetic  interpolation will be used to determine the restrictive stock award value.

Vote Required to Approve Stock Award Plan

       Assuming a quorum is present, approval of the Plan requires that more votes of shares of Common and Class B Common Stock be voted in favor of approval of the Plan than are voted against approval of the Plan. Any shares not voted at the Annual Meeting with respect to the Plan (whether as a result of abstentions, broker non-votes, or otherwise) will have no impact on the vote.

       THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE STOCK AWARD PLAN. SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED "FOR" APPROVAL OF THE PLAN, UNLESS A VOTE AGAINST SUCH APPROVAL OR TO ABSTAIN FROM VOTING IS SPECIFICALLY INDICATED ON THE PROXY.

        Proposal No. 3-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       The Board of Directors, based upon the recommendation of the Audit Committee, which consists of Robert T. Blanchard, Gary E. Dewel, James R. Everline, Edgar D. Jannotta and R. Stephen Newman, directors of the Corporation, has appointed Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1999.

       Ernst & Young LLP served as the Corporation's independent auditors for the fiscal year ended December 31, 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

       Although this appointment is not required by law to be submitted to a vote by shareholders, the Board believes it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 1999. If the shareholders should not ratify, the Board will reconsider the appointment.

       Assuming a quorum is present, ratification of the appointment requires that more votes of shares of Common and Class B Common Stock be voted in favor of such ratification than are voted against such ratification. Any shares not voted at the Annual Meeting with respect to such ratification (whether as a result of abstentions, broker non-votes or otherwise) will have no impact on the vote.

       Proposal No. 4-SHAREHOLDER'S PROPOSAL REGARDING BOARD OF DIRECTORS

       The New York City Teacher's Retirement System ("Proponent"), 1 Centre Street, New York, New York 10007-2341, has notified the Corporation that, as of October 8, 1998, it has been the beneficial owner of 16,600 shares of the Corporation's Common Stock continuously for more than 12 months, and that it intends to offer the following proposal for consideration and approval at the Annual Meeting.

                              PROPONENT'S PROPOSAL

                   "MAJORITY OF INDEPENDENT OUTSIDE DIRECTORS

       "Submitted on behalf of the New York City Teachers' Retirement System (the "System") by Alan G. Hevesi, Comptroller of the City of New York.

       "WHEREAS, the New York City Teachers' Retirement System is concerned about the long-term economic performance of the companies in which it owns stock, and

       "WHEREAS, the board of directors of a company is accountable to shareholders for the performance of management and the company, and the System believes that a majority of directors should be independent of management, and

       "WHEREAS, the board of directors is meant to be an independent body elected by shareholders and is charged by law and by shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

       "WHEREAS, the board of directors should monitor the activities of management in the implementation of those policies for the best interest of shareholders, and

       "WHEREAS, the company's interests can best be served by having directors who are independent of management and who represent a breadth of experience,

       "NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request that the board of directors amend the By-Laws to provide that the board of directors consists of a majority of independent directors. For those purposes an independent director is someone whose only nontrivial connection to the corporation is that person's directorship.

       "A director will not generally be considered independent if he or she:

              "(a) has been employed by the corporation or an affiliate in an executive capacity;

              "(b)   is an  employee  or  owner  of a  firm  that  is one of the
                     corporation's   or  its   affiliate's   paid   advisers  or
                     consultants;

              "(c)   is employed by a significant customer or supplier;

              "(d) has a personal services contract with the corporation or one of its affiliates;

              "(e) is employed by a foundation or university that receives significant grants or endowments from the corporation or one of its affiliates;

              "(f) is a relative of an executive of the corporation or one of its affiliates;

              "(g) is part of an interlocking directorate in which the CEO or other executive officer of the corporation serves on the board of another corporation that employs the director."

                    THE CORPORATION'S STATEMENT IN OPPOSITION

       The Board of Directors is responsible for overall direction of the business and affairs of the Corporation. The Nominating Committee regularly assesses the composition of the Board, and seeks to achieve a balance of knowledge, experience and capability on the Board. The Committee and the Board believe the composition of the current Board, including the current slate of nominees to the Board, is consistent with this objective of balance. The Committee and the Board also believe that the current Board does act in an independent manner and in the best interests of all shareholders of the Corporation.

       The number of employees, relatives of Corporation executives or persons having business dealings with the Corporation which the Corporation may wish to have serve as Directors will vary from time to time depending on the make-up of the Board as a whole and the further development of the Corporation's business. Implementation of this proposal would deprive the Board of needed flexibility in creating a balance of knowledge, experience and capability on the Board.

       The Board finds certain elements of the proposal's definition of "independent" to be arbitrary and vague. For example, it would disqualify individuals who are members in a firm that is a current advisor to the Corporation, even though that would not necessarily undermine a person's independence. The proposal also would disqualify individuals employed by a "significant customer or supplier," or by a foundation or university that receives "significant grants or endowments" from the Corporation, but the proposal provides no guidance as to what it means by "significant". As a result, the Board believes the proposal would exclude otherwise worthy candidates and would make the Nominating Committee's objective of selecting qualified Directors more difficult. The Board feels it would be imprudent to apply such criteria rigidly, without evaluating the substance of the relationship in question and the overall qualifications of a potential nominee.

       Overall, the Board feels this proposal attaches a disproportionate importance to a very rigid definition of "independence" as set forth in the proposal. For this reason and the others stated above, the Board believes this proposal is unnecessary and unwise, is not an appropriate or practical basis for regulating the composition of the Board, and is not in the best interests of the Corporation or its shareholders.

Vote Required to Approve Proponent's Proposal

       Assuming a quorum is present, approval of the Proponent's proposal requires that more votes of shares of Common and Class B Common Stock be voted in favor of the proposal than are voted against the proposal. Any shares not voted at the Annual Meeting with respect to such proposal (whether as a result of abstentions, broker non-votes or otherwise) will have no impact on the vote.

       THE BOARD RECOMMENDS A VOTE "AGAINST" THE APPROVAL OF THE PROPOSAL. SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED "AGAINST" APPROVAL OF THE PROPOSAL, UNLESS A VOTE "FOR" SUCH APPROVAL OR TO ABSTAIN FROM VOTING IS SPECIFICALLY INDICATED ON THE PROXY.

                          Proposal No. 5-OTHER MATTERS

       The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgments.

                          2000 SHAREHOLDERS' PROPOSALS

       The date by which proposals of shareholders intended to be presented at the 2000 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting is December 6, 1999. The Corporation may exercise discretionary voting authority under proxies solicited by it for the 2000 Annual Meeting of the Corporation if it receives notice of a proposed non-Rule 14a-8 shareholder action after February 20, 2000.

                                  MISCELLANEOUS

       The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Corporation.

       Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, telex or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.

                            By Order of the Board of Directors

                            /s/Warren W. Heidbreder
                            WARREN W. HEIDBREDER, Secretary

                                      Proxy

                              BANDAG, INCORPORATED

                                 Muscatine, Iowa

                     PROXY FOR ANNUAL MEETING - MAY 4, 1999

        Lucille A. Carver and Martin G. Carver, or either of them each with power of substitution, are authorized to vote all shares of Common Stock (COM) and Class B Common Stock (CLB) which the undersigned is entitled to vote at the annual Meeting of Shareholders of Bandag, Incorporated to be held May 4, 1999 and at any adjournment thereof.

        This proxy is solicited on behalf of the Company's Board of Directors. Every properly signed proxy will be voted as directed. The Board of Directors recommends a vote FOR the nominees in Item (1), FOR Items (2) and (3) and AGAINST Item (4). Unless otherwise directed, proxies will be voted in accordance with the foregoing sentence and in the discretion of the Board of Directors in connection with Item (5).

        You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

|X|      Please
         mark votes
         as in this
         example.

The signer revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

1. Election of        FOR     AGAINST   ABSTAIN
   Directors.
   Lucille A. Carver  |_|     |_|       |_|


                      FOR     AGAINST   ABSTAIN
   Martin G. Carver   |_|     |_|       |_|



   Edgar D. Jannotta  FOR     AGAINST   ABSTAIN
                      |_|     |_|       |_|


                             FOR      AGAINST    ABSTAIN

2. Action re Bandag,         |_|      |_|        |_|
   Incorporated Stock Award
   Plan.
                             FOR      AGAINST    ABSTAIN
3. Action re selection of    |_|      |_|        |_|
   Ernst & Young  LLP as
   independent  auditors
   for the  fiscal  year
   ending  December  31,
   1999.
                             FOR      AGAINST    ABSTAIN
4. Action re shareholder     |_|      |_|        |_|
   proposal requesting the
   Board to amend By-laws
   concerning independence
   of directors.

5. In  their  discretion
   upon    such    other
   matters     as    may
   properly  come before
   the meeting.


   MARK HERE FOR      |_|         MARK HERE    |_|
 COMMENTS/ADDRESS                IF YOU PLAN
  CHANGE AND NOTE                 TO ATTEND
      AT LEFT                    THE MEETING



Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.




Signature _________________________    Date: ________________

Signature _________________________    Date: ________________